Execution Version

LINE OF CREDIT AGREEMENT

This Line of Credit Agreement (this “Agreement”) is made and entered into this 29th day of June 2011 (the “Effective Date”) by and between BZINFIN, S.A., a British Virgin Islands company (“Lender”), and ENER1, INC., a Florida corporation (“Borrower”).

In consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.           LINE OF CREDIT.     Lender hereby agrees to establish a line of credit (the “Credit Line”) for Borrower in the aggregate principal amount of Fifteen Million United States Dollars (US$15,000,000) (the “Credit Limit”). Lender and Borrower agree that the outstanding loan in the principal amount of Two Million Two Hundred Forty One Thousand Four Hundred Ten United States Dollars (US$2,241,410) due and owing by Borrower to Lender pursuant to that certain loan agreement and related promissory note dated June 6, 2011 shall be deemed to constitute an Advance under this Credit Line and, thus, be subject to the terms and conditions of this Agreement.  Such loan is hereinafter referred to as the “First Advance” and the loan agreement and related promissory note dated June 6, 2011 is superseded by this Agreement and is of no further force and effect as of the Effective Date. After giving effect to the First Advance, the remaining amount available under the Credit Limit is Twelve Million Seven Hundred Fifty Eight Thousand Five Hundred Ninety United States Dollars (US$12,758,590) as of the Effective Date.    For purposes of this Agreement, “Draw Period” means the period beginning on the Effective Date and ending at 5:00 p.m., Prevailing Eastern Time, on the thirtieth  (30th) Business Day prior to the Maturity Date.

2.           LINE OF CREDIT PROMISSORY NOTE.     (a) The First Advance and all sums advanced by Lender to Borrower subsequent to the First Advance pursuant to the Credit Line (each, a “Subsequent Advance” and together with the First Advance, the “Advances”) shall be represented by a Credit Line Promissory Note, in the form attached hereto as Exhibit A (the “Note”), of even date herewith in the maximum principal amount equal to the Credit Limit, provided that, notwithstanding the face amount of the Note, the outstanding amount of the Advances shall be as reflected on the Lender’s books and records, which shall at all times be prima facie evidence of the amount of the outstanding Advances.

(b)        The First Advance, commencing on June 6, 2011, and all Subsequent Advances shall bear interest at the rate of nine percent (9.0%) per year (such year to consist, for the purpose of calculating such interest, of 360 days) (the “Stated Rate”) and as otherwise provided herein and in the Note.

(c)         The principal amount of all outstanding Advances, together with all unpaid accrued interest thereon, shall be payable as provided in Section 4 below and as otherwise provided in the Note (whether upon maturity, by acceleration or otherwise).

3.           ADVANCES.      Borrower may request a Subsequent Advance at any time during the Draw Period subject to the written approval of Lender in its sole and absolute discretion; provided, however, that any requested Subsequent Advance shall not when added to the amount of all previous Advances, exceed the Credit Limit. Borrower shall make requests for Subsequent Advances by delivering to Lender a written notice thereof specifying the amount of the requested Subsequent Advance and the use of such funds with particularity (a “Draw Notice”). On or before the fifth (5th) Business Day following the receipt by Lender of a Draw Notice, Lender shall issue instructions for the delivery, by wire transfer to an account specified by Borrower in such Draw Notice, of the amount of the Subsequent Advance set forth in such notice. Lender may refuse to make a requested Subsequent Advance if (a) such Subsequent Advance would exceed the Credit Limit, or (b) for any reason or no reason at all, or (c) an Event of Default has occurred and is continuing, or (d) Borrower more than once fails to comply with the provisions of the last sentence of Section 5 below.

4.           MATURITY DATE; REPAYMENT; SENIORITY.     All Advances, together with all unpaid accrued interest thereon, shall be payable by Borrower in full on the date that is three months from the date of which the first Subsequent Advance is made hereunder or, if such date is not a Business Day, on the next succeeding Business Day (the “Maturity Date”). Lender may, in its sole and absolute discretion,  extend the Maturity Date by indicating so in writing to Borrower and if Lender extends the Maturity Date for at least twelve (12) months then all interest accrued on the Advances prior to the extension and accruing thereafter prior to the Maturity Date as extended shall be payable on a quarterly basis during such period of extension and in full on the Maturity Date as extended.  All payments received hereunder shall be applied, first, to any costs or expenses incurred by Lender in collecting such payment or to any other unpaid charges or expenses due hereunder; second, to accrued interest; and third, to principal. Borrower may prepay the indebtedness hereunder, in whole or in part, at any time without penalty or premium; provided, however, no such prepayment of indebtedness hereunder shall be made by Borrower unless and until Borrower has provided Lender with at least five (5) Business Days’ advance written notice of making any such prepayment, whereupon Lender shall have the right during such 5-Business Day period to convert all or any portion of the amount of such prepayment into shares of Borrower Common Stock in accordance with Section 9 below.  In the event Lender does not exercise its right during such 5-Business Day period to convert all or any portion of such prepayment into shares of Borrower Common Stock in accordance with Section 9 below, then Borrower shall be entitled to make the prepayment specified in such notice to Lender without penalty or premium. Borrower shall be obligated to comply with the foregoing proviso each time it desires to prepay indebtedness hereunder. Lender  shall record the amount of each such prepayment (whether or not converted by Lender into Borrower Common Stock) by appropriately annotating the Note.  Any Advance that is prepaid prior to the Maturity Date may not be drawn down again. All indebtedness hereunder shall be deemed pari passu in right of payment with all indebtedness of Borrower other than indebtedness that is expressly by its terms senior in right of payment.

5.           USE OF FUNDS. Borrower shall use the funds it receives pursuant to each Subsequent Advance as specified in the Draw Notice. Borrower shall provide the Lender with weekly written reports describing in reasonable detail the use of such funds in accordance with the Draw Notice.

6.           OTHER OBLIGATIONS OF THE BORROWER. Borrower shall be obligated to Lender as follows until Borrower has performed all of its obligations to Lender under this Agreement:

(i)           To provide Lender with a written notification of any Event of Default immediately upon becoming aware of it;

(ii)          To not incur any bank or similar debt financing without Lender’s prior written consent; and

(iii)         To timely inform Lender of any event or circumstance which has or may have a material adverse effect on Borrower’s  business and assets or its ability to comply with it obligations under this Agreement or any other Transaction Document.

7.           REPRESENTATIONS AND WARRANTIES. In order to induce Lender to enter into this Agreement and to make Advances on the terms specified herein, Borrower represents and warrants to Lender as of the Effective Date and the date of each Draw Notice as follows:

(i)           Borrower is duly organized, validly existing, and in good standing under the laws of the State of Florida, with the power to own its assets and to transact business in Florida and New York and in such other states and jurisdictions where its business is presently conducted.

(ii)          Borrower has the authority and power to execute and deliver this Agreement and the other Transaction Documents and to perform any condition or obligation imposed under the terms hereof or thereof.  All corporate action on the part of Borrower by its officers, Board of Directors and shareholders necessary for the authorization, execution and delivery of, and the performance by Borrower of its obligations under, this Agreement and the other Transaction Documents  has been taken, and no further consent or authorization of Borrower by its officers, Board of Directors or shareholders is required and no consent, approval or authorization of any other Person is required, except for approval by the Principal Market which has been obtained and any Regulatory Approvals as may be required under Section 9 below and/or the terms of the Warrant.

(iii)         This Agreement and the other Transaction Documents have been duly executed and delivered by Borrower and constitute the valid and legally binding obligation of Borrower, enforceable against it in accordance with their respective terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) general principles of equity.

(iv)          Borrower’s execution, delivery and performance of this Agreement and the other Transaction Documents do not conflict with any material agreement to which Borrower or any of its subsidiaries is a party or any of them or their respective assets and properties is subject, any material court order, judgment, decree, law, rule or regulation applicable to Borrower (other than approvals as referenced in item (ii) above)  or the constituent documents of Borrower and will not result in the creation or imposition of any Liens on any of Borrower’s or its subsidiaries’ assets.

(v)           The Conversion Shares are duly authorized and, when issued and delivered in accordance with the terms hereof, shall be validly issued, fully-paid and non-assessable, free and clear of any Liens other than resale restrictions as may arise under applicable United States federal and state securities laws.  The Warrants are duly authorized and, when issued and delivered in accordance with the terms hereof, shall be validly issued, free and clear of any Liens other than resale restrictions as may arise under applicable United States federal and state securities laws.  The Warrant Shares are duly authorized and, when issued and delivered in accordance with the terms of the Warrants, shall be validly issued, fully-paid and non-assessable, free and clear of any Liens other than resale restrictions as may arise under applicable United States federal and state securities laws.

8.           EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(i)           Borrower shall (a) apply for or consent to the appointment of a receiver, trustee, liquidator, or custodian of itself or of all or a substantial part of its property, (b) admit in writing its inability to pay its debts generally as they mature, (c) make a general assignment for the benefit of any of its creditors, (d) be dissolved or liquidated in full or in part, (e) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, (f) an involuntary case or other proceedings seeking liquidation, reorganization, or other relief with respect to Borrower or the debts thereof under any bankruptcy, insolvency, or other similar law or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement, or (g) take any action for the purpose of effecting any of the foregoing;

(ii)           Borrower fails to pay, when due, any principal amount or accrued interest thereon pursuant to this Agreement;

(iii)           The material breach of any representation and warranty or covenant made by Borrower in this Agreement or any other Transaction Document; or

(iv)           A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any indebtedness of Borrower in excess of US$500,000 or an event of default or similar event shall occur with respect to such indebtedness, if the effect of such default or event (subject to any required notice and any applicable grace period) would be to accelerate the maturity of such indebtedness or permit the holder(s) of such indebtedness to cause such indebtedness to become due and payable prior to its express maturity.

If any Event of Default occurs, then upon such occurrence, in addition to all rights and remedies of Lender under this Agreement, applicable law or otherwise, all such rights and remedies being cumulative, not exclusive and enforceable alternatively, successively and concurrently, Lender may, at its option, declare due any or all of the Borrower’s obligations, liabilities and indebtedness owing to Borrow under this Agreement whereupon the then unpaid aggregate balance thereof together with all accrued but unpaid interest thereon as of such date shall immediately be due and payable, together with all expenses of collection hereof, including, but not limited to, attorneys’ fees and legal expenses (for this purpose, Borrower shall pay all trial and appellate attorneys’ fees, costs and expenses, paid or incurred by Lender in connection with collection of such obligations, liabilities and indebtedness).  If the foregoing unpaid aggregate balance, accrued interest, expenses and collection costs are not paid upon demand upon the occurrence of an Event of Default (collectively, the “Default Balance”), such Default Balance shall bear interest until paid in full at the Stated Rate for all outstanding Advances plus 3.00% per year or the maximum interest rate then permitted under applicable law (whichever is less) (the “Default Rate”).  From and after maturity of the Credit Line (whether upon the scheduled Maturity Date, or by acceleration or otherwise), the Default Balance shall bear interest until paid in full at the Default Rate.

9.           CONVERSION.      So long as this Credit Line is outstanding, Lender may, in its sole and absolute discretion, at any time (including, without limitation,  as provided for in Section 4 above) convert all or any portion of the unpaid aggregate principal amount of the Advances and unpaid accrued interest thereon into such number of whole shares of Borrower Common Stock (“Conversion Shares”) determined by dividing the amount of the Advances and unpaid accrued interest thereon Borrower desires to convert as specified in its Conversion Notice by the greatest of (i) the Closing Price on the Effective Date, (ii) the Closing Price on the Trading Day immediately preceding the conversion date specified in the Conversion Notice or (iii) the Book Value on the Trading Day immediately preceding the conversion date specified in the Conversion Notice (such number and price subject to adjustment for stock splits, stock dividends and similar events affecting Borrower Common Stock); provided, however, Lender may not exercise its right of conversion hereunder and Borrower shall not be required to comply with any Conversion Notice unless and until Borrower and Lender, as applicable, shall have obtained or made any consents, approvals, authorizations, orders, notifications, or filings required by applicable Government Requirements from or with Governmental Authorities for issuance of Conversion Shares (“Regulatory Approvals”). Borrower agrees to use reasonable best efforts to assist Lender in seeking such Regulatory Approvals.  Lender may only exercise its right of conversion as specified herein by delivering written notice to Borrower at least one Business Day prior to the conversion date specified therein (a “Conversion Notice”).  Upon receipt of a Conversion Notice and delivery to Lender of the appropriate whole number of shares of Borrower Common Stock the outstanding indebtedness hereunder subject to such conversion shall be reduced accordingly, and Lender  shall record the amount of such reduction by appropriately annotating the Note. Borrower hereby agrees that it shall at all times reserve and keep available out of its authorized and unissued Borrower Common Stock, solely for the purpose of providing for conversion of the outstanding indebtedness in accordance herewith, such number of shares of Borrower Common Stock as shall, from time to time, be sufficient therefor.

10.           WARRANTS.     As a commitment fee to Lender for providing the Credit Line, Borrower hereby issues to Lender a four-year common stock purchase warrant in the form attached hereto as Exhibit B (the “Class E Warrant”), exercisable into such number of whole shares of Borrower Common Stock equal to the quotient of (x) $3,000,000 and (y) the Closing Price on the Effective Date at an exercise price per share equal to 125% of the Closing Price on the Effective Date (such number and price subject to adjustment for stock splits, stock dividends and similar events as more particularly set forth in the Class E Warrant).  As a further inducement for Lender to provide the Credit Line, Borrower hereby agrees to issue to Lender within one Business Day of the expiration of the Draw Period a four-year common stock purchase warrant in the form attached hereto as Exhibit C (the “Class F Warrant” and together with the Class E Warrant, the “Warrants”), exercisable into such number of whole shares of Borrower Common Stock equal to the quotient of (x) forty percent (40%) of the aggregate dollar amount of Advances made under the Credit Line during the Draw Period and (y) the greater of (i) the  Closing Price on the Effective Date or (ii) the Closing Price on the date of expiration of the Draw Period at an exercise price per share equal to 125% of the greater of the (a) the Closing Price on the Effective Date or (b) the Closing Price on the date of expiration of the Draw Period (such number and price subject to adjustment for stock splits, stock dividends and similar events as more particularly set forth in the Class F Warrant).  The shares of Borrower Common Stock issuable under the Warrants are referred to herein as the “Warrant Shares”.  Borrower hereby agrees that it shall at all times reserve and keep available out of its authorized and unissued Borrower Common Stock, solely for the purpose of providing for exercise of the Warrants, such number of shares of Borrower Common Stock as shall, from time to time, be sufficient therefor.

11.           CERTAIN DEFINITIONS.     For purposes of this Agreement, “Book Value”  means, as of a specified date, Borrower’s total shareholders’ equity, as determined in accordance with GAAP, divided by the actual number of outstanding shares of Borrower Common Stock;  “Borrower Common Stock” means the Borrower’s common stock, par value $0.01 per share, or any other capital stock of Borrower into which such shares of common stock shall be reclassified or changed; “Business Day” means any day other than a Saturday, Sunday or other day on which the New York Stock Exchange or commercial banks in the city of New York or Geneva, Switzerland are permitted or required by law to close; Closing Price” means, as of a specified date, the closing price per share of the Borrower Common Stock for such date (or the nearest preceding date) on the Principal Market; “Governmental Authority” means any nation or government, any state, provincial or political subdivision thereof and any entity or agency exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, the Principal Market, any stock exchange, securities market or self-regulatory organization; “Governmental Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, license or other directive or requirement of any federal, state, county, municipal, parish, provincial or other Governmental Authority or any department, commission, board, court, agency or any other instrumentality of any of them; “Lien” means, with respect to any asset, any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, tax lien, financing statement, pledge, charge, or other lien, charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such asset (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing); “Person” means any individual, corporation, trust, association, company, partnership, joint venture, limited liability company, joint stock company, Governmental Authority or other entity; “Principal Market” means on the Effective Date the NASDAQ Global Select Market and thereafter, if the Borrower Common Stock ceases to be listed on the NASDAQ Global Select Market, the principal exchange, market or quotation system on which the Borrower Common Stock is listed, traded or quoted; “Trading Day” means any day on which the Borrower Common Stock is listed or quoted and traded on its Principal Market; and “Transaction Documents” means (i) this Agreement, (ii) the Note, (iii) the Warrant and (iv) any other agreement or instrument executed and delivered by or on behalf of Borrower in connection with the transactions contemplated by this Agreement.

12.           GOVERNING LAW AND VENUE.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state without regard to choice of law provisions thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City and County of New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

13.           NOTICES.     All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day and (ii) on the next Business Day after timely delivery to a reputable overnight courier, to the parties at the following addresses:

(a)           If to Lender, to:

Bzinfin S.A.
c/o BUDIN & PARTNERS
20, rue Sénebier
1211 Geneva 12
Switzerland
Attention.: Mr. Patrick Bittel
Telephone:  +41-22-818-08-08
Facsimile :  +41-22-818-08-18

(b)           If to Borrower, to:

Ener1, Inc.
1540 Broadway, Suite 40D
New York, NY 10036
Attention: Chief Executive Officer
Telephone:  (212) 920-3500
Facsimile:   (212) 920-3510

or to such other person or address as either party shall furnish by notice to the other party in writing.

14.           ATTORNEYS' FEES.      In the event of a dispute between the parties, the prevailing party shall be entitled to all reasonable attorneys' fees and costs incurred in connection with any trial, arbitration, or other proceeding as well as all other relief granted in any suit or other proceeding.

15.           REMEDIES AND WAIVERS.      No failure by Lender to exercise, and no delay in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

16.           U.S. DOLLAR DENOMINATED. Except where specifically provided otherwise, all transactions herein shall be in U.S. Dollars.

17.           ENTIRE AGREEMENT. This Agreement, together with the Note and the Warrants, contains the entire understanding between the parties hereto and supersedes any and all prior agreements, understandings, and arrangements relating to the subject matter hereof.  No amendment, modification or other change to, or waiver of any provision of, this Agreement may be made unless such amendment, modification or change is set forth in writing and is signed by each of the parties hereto.

18.            COUNTERPARTS. This Agreement may be executed and delivered (by facsimile, PDF or other electronic transmission) in any number of counterparts, each of which shall be deemed an original and both of which together shall constitute the same agreement.

19.            ASSIGNMENT. Lender may transfer all or part of its rights and obligations hereunder without any prior notice to Borrower. Upon such transfer, the rights and obligations of Lender hereunder so transferred shall be assigned automatically to the transferee thereof, and such transferee shall thereupon be deemed to be a party to this Agreement as though an original signatory hereto, and Lender (as transferor) shall be released of all further liability or obligation in connection with this Agreement.  Lender shall provide Borrower with written notice of the name and address of such transferee.

20.           HEADINGS.     The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

21.           THIRD PARTY BENEFICIARIES.      This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

22.            TAXES.    All payments made by Borrower to Lender under this Agreement and the Note (including, without limitation, the issuance of any Conversion Shares or any other event which is deemed to be a payment for U.S. federal income tax purposes) shall be made free and clear of, and without deduction or withholding for or on account of, any U.S. federal income taxes (including, without limitation, withholding taxes).  If any such taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to the Lender (after payment of all such taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement.  Borrower hereby agrees to indemnify and hold Lender harmless for any incremental taxes, interest or penalties that may become payable by Lender which may result from any failure by Borrower to pay any such tax when due to the appropriate taxing authority.

[Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BZINFIN, S.A.		ENER1, INC.

By:	/s/ Patrick T. Bittel	By:	/s/ Jeffrey Seidel
Name: Patrick T. Bittel		Name: Jeffrey Seidel
Title: Attorney-in-Fact		Title: Chief Financial Officer